COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, SMALL COMPANY
STOCK PORTFOLIO AND THE RUSSELL 2500 INDEX

EXHIBIT A:

                             DREYFUS VARIABLE
                             INVESTMENT FUND,
  PERIOD    RUSSELL 2500      SMALL COMPANY
               INDEX *       STOCK PORTFOLIO

  5/1/96           10,000                10,000
  6/30/96           9,956                 9,952
  9/30/96          10,181                10,328
 12/31/96          10,748                10,873
  3/31/97          10,388                10,427
  6/30/97          11,957                11,883
  9/30/97          13,673                13,750
 12/31/97          13,366                13,240

* Source: The Frank Russell Company